Exhibit 2.3

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
BAD TOYS, INC.
DETERMINING AND DESIGNATING THE PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF
10% CUMULATIVE CONVERTIBLE
PREFERRED STOCK

Pursuant to Sections 78.195, .1955 and .196
of
Nevada Revised Statutes

BAD TOYS, Inc., a Nevada Corporation, maintaining a registered office at 202 S. Minnesota Street, Carson City, NV 89703 (the “Corporation”), hereby certifies that pursuant to authority conferred upon its Board of Directors by the Articles of Incorporation of the Corporation, and by the provisions of Sections 78.195, .1955 and .196, Nevada Revised Statutes, such Board, by written action dated October 18, 2002, has adopted a resolution approving and providing for the designation and issuance of a series of its 10,000,000 shares of authorized preferred stock, $.01 par value, the content of which resolution is hereinafter set forth in its entirety:

RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of the Corporation’s authorized class of preferred stock, $.01 par value, is hereby established as “10% Cumulative Convertible Preferred Stock, $.01 Par Value,” hereinafter referred to as the “Preferred Stock,” which shall consist of 10,000,000 shares. The Preferred Stock shall have a stated value of $1.00 per share (the “Stated Value”), as the same may be equitably adjusted whenever there shall occur a stock dividend, stock split, combination, reclassification or other similar event affecting the Preferred Stock. The preferences and relative, participating, optional or other special rights of, and the qualifications, limitations, and restrictions imposed upon, the Series shall be as follows:

1.	Ranking.

The Preferred Stock shall rank senior to the common stock of the Corporation as to (i) dividends, (ii) liquidation, dissolution or winding up (collectively, the “liquidation preferences”) except as expressly set forth in these Articles of Incorporation.

2.	Dividends.

Dividends on the Preferred Stock shall cumulate, on a pro forma basis, at the rate per annum of ten percent (10%) of the liquidation preference per share compounded annually (as adjusted for any stock dividends, combinations or splits with respect to such shares). Such dividends shall be payable only when and as declared by the Board of Directors upon the earlier of the date the Corporation makes any distribution of cash dividends to the holders of the

Common Stock or upon the consummation by the Corporation of an IPO (as that term is defined in Section 7(b) hereof) or as otherwise provided herein. Dividends shall otherwise be cumulated only for the purpose of determining the aggregate liquidation preference of the Preferred Stock pursuant to Section 3 hereof, or the redemption price pursuant to Section 5 hereof. Dividends as to Preferred Stock shall be cumulative from and after the date or dates of original issue thereof regardless of whether on any annual payment date there shall be funds legally available for the payment of dividends. Except as otherwise expressly set forth herein, the Board of Directors shall have no obligation to declare or pay any dividends on the Preferred Stock.

In addition, no dividend may be paid, declared or set apart with respect to any shares of a class or series of stock of the Corporation ranking on a parity in payment of dividends with the Preferred Stock unless at the same time a like proportionate dividend is paid upon or declared or set apart for the Preferred Stock. No dividend or distribution may be paid, declared or set apart with respect to any Junior Stock (as defined below), nor may any shares of Junior Stock or Preferred Stock be purchased, redeemed or otherwise acquired for value by the Corporation or any subsidiary of the Corporation, unless all dividends on the Preferred Stock for all past and the then-current annual dividend periods have been paid or declared, or a sum sufficient for the payment thereof set apart. “Junior Stock,” with respect to the payment of dividends, means the Corporation’s Common Stock and any other class or series of stock of the Corporation hereafter authorized or issued over which the Preferred Stock has preference or priority in the payment of dividends, and, with respect to distribution of assets on any liquidation, dissolution or winding up of the Corporation.

3.	Liquidation Preference.

(a)    In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Stock by reason of their ownership thereof, the amount of $1.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all cumulated and unpaid dividends on such share, whether or not earned or declared, for each share of Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)    After payment to the holders of the Preferred Stock of the amounts set forth in Section 3(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Junior Stock in proportion to the shares of Common Stock then held by them.

(c)    For purposes of this Section 3, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale, lease, transfer or other conveyance of all or substantially all of the assets of the Corporation, shall not be treated as a liquidation, dissolution or winding up of the Corporation.

(d)    Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

4.	Mandatory Redemption.

There shall be no mandatory redemption of the Preferred Stock as requested by the holders thereof.

5.	Redemption Rights of the Company.

Shares of the Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation, by resolution of its Board of Directors at any time at a price equal to $1.00 per share (subject to adjustment as set forth herein) plus all dividends accrued but unpaid with respect to each such share up to the date fixed for redemption. All redemptions shall be pro rata. In the event that less than all of the outstanding shares of Preferred Stock are redeemed at any one time, the shares to be redeemed shall be selected in a non-discriminatory manner to be determined by the Board of Directors of the Corporation. Not less than 10 nor more than 60 days prior to the date fixed for redemption of any shares of Preferred Stock, a notice specifying the time and place of such redemption shall be given to all holders of record of shares of Preferred Stock, at their respective addresses as the same shall appear on the stock books of the Corporation, but no failure on the part of the shareholder to receive such notice and no defect in the wording of the notice shall affect the validity of the proceedings adopted with respect to the redemption of any such shares. After the Corporation has furnished its notice of redemption, each holder of shares of Preferred Stock called for redemption may, on or before the close of the last business day preceding the designated redemption date, convert such shares into shares of common stock of the Corporation in accordance with the conversion privileges set forth herein.

6.	Voting Rights.

The holders of shares of the Preferred Stock shall not have voting rights, but shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

7.	Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)    Right to Convert.    Each share of Preferred Stock shall be convertible into ten (10) fully paid and nonassessable shares of Common Stock (the “Conversion Ratio”), at the option of the holder thereof, at any time after the date of issuance by the Corporation thereof (the “Effective Date”) and on or prior to the close of business on the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into ten fully paid. Upon conversion of any share of Preferred Stock, all accrued and unpaid dividends thereon shall be eliminated and shall no longer be payable, and the holders shall forfeit all rights thereto.

(b)    Automatic Conversion.    Each share of Preferred Stock shall, at the option of the Corporation, automatically be converted into shares of Common Stock set forth in Section 7(a), upon the date of closing of the sale of shares of the Corporation’s securities through an initial underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), through lead underwriters of national standing, other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation (the “IPO”).

(c)    Mechanics of Conversion.

(i)    Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii)    The conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to the IPO, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such IPO.

(d)    Adjustments to Conversion Prices for Stock Dividends.    In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Ratio for any series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(e)    Adjustments for Reclassification and Reorganization.    If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 7(d) above or a merger or other reorganization referred to in Section 3(c) above), the Conversion Ratio then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

(f)    No Impairment.    The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(g)    Certificates as to Adjustments.    Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustments and readjustments, (B) the Conversion Ratio for such series of Preferred Stock at the-time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

(h)    Notices of Record Date.    In the event that the Corporation shall propose at any time: (A) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (B) to effect any reclassification or recapitalization of its CommonStock outstanding involving a change in the Common Stock; or (C) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock:

(1)    at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (B) and (C) above; and

(2)    in the case of the matters referred to in (B) and (C) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(i)    Issue Taxes.    The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(j)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(k)    Fractional Shares.    No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(l)    Notices.    Any notice required by the provisions of this Section 7 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder’s address or facsimile number appearing in the records of the Corporation.

8.	Restrictions and Limitations.

(a)    So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least 50.01% of the then outstanding shares of the Preferred Stock, voting together as a single class:

(i)    Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock otherwise than by redemption in accordance with Section 5 hereof or by conversion in accordance with Section 7 hereof;

(ii)    Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment.

(iii)    Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Preferred Stock as to dividend rights, redemption rights or liquidation preferences; provided, however, that the Corporation may authorize and issue additional series of Preferred Stock convertible into Common Stock so long as the conversion price of such new series is at least equal to the Conversion Price then in effect and such new series ranks no higher than pari passu with the Preferred Stock as to dividend rights, redemption rights and liquidation preferences.

(b)    The Corporation shall not amend its Articles of Incorporation or Bylaws without the approval, by vote or written consent, by the holders of 50.01% of the Preferred Stock if such amendment would materially and adversely change the rights, preferences or privileges provided for herein for the benefit of any shares of the Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Articles of Incorporation or Bylaws without the approval of the holders of 50.01% of the Preferred Stock if such amendment would:

(i)    Reduce the dividend rates on the Preferred Stock provided for herein, or if cumulative, make such dividends non-cumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of the Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation;

(ii)    Reduce the amount payable to the holders of the Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of the Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation;

(iii)    Reduce the Redemption Price specified in Section 5 hereof;

(iv)    Except as otherwise set forth in Section 5, make the Preferred Stock redeemable at the option of the Corporation; or

(v)    Cancel or modify the Conversion Rights of the Preferred Stock provided for in Section 7 hereof.

9.	No Reissuance of Preferred Stock.

No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

10.	Voluntary Amendments Rights.

Any and all rights of the Preferred Stock described herein may be amended or waived upon the affirmative vote of at least 50.01% in interests of the Preferred Stock holders with the Corporation’s approval.

The foregoing amendment to the Corporation’s Amended and Restated Articles of Incorporation was duly adopted by written consent of the holders of a majority of the shares of the Corporation’s issued and outstanding common voting stock, in accordance with the provisions of Section 78.195, .1955 and .196, Nevada Revised Statutes, the initial such consent being dated and received by the Corporation as of October 18, 2002, and the consent providing the required majority and interest authorization for the proposed action being dated and received as of October 18, 2002, without any such consents being revoked within the intervening period.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment effective as of October 18, 2002.

BAD TOYS, INC.

By:	/S/ Larry N. Lunan

Larry N. Lunan, President